ADVISORS PREFERRED TRUST

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

#	Fund Name	Annual Management Fee as a Percent of Average Net Assets of the Fund	Effective Date**
1	BCM Decathlon Conservative Fund *	1.24%	to be determined
2	BCM Market Neutral Fund *	0.90%	7-15-22
3	BCM Decathlon Growth Fund *	1.24%	to be determined

*	Pursuant to Section 2.2 of this Agreement, the Adviser shall bear all Fund expenses except for those identified under Section 2.2.2 (with respect to Class A shares), Section 2.2.15, Section 2.2.18, Section 2.2.19, borrowing costs, and short selling costs. (BCM Market Neutral Fund was formerly known as BCM Decathlon Moderate Fund).
**	Effective 7-15-22.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized with effect as of the dates indicated above and with effect upon commencement of investment operations for Funds with the notation above of "to be determined."

ADVISORS PREFERRED TRUST By: /s/ ___________________ Name: Catherine Ayers-Rigsby Title: President	ADVISORS PREFERRED LLC By: /s/ _________________ Name: Catherine Ayers-Rigsby Title: Chief Executive Officer